EXHIBIT 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Hi-Tech Pharmacal Co., Inc. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

AKORN, INC.

Date: September 5, 2013	By:	/s/ Joseph Bonaccorsi
		Name:	Joseph Bonaccorsi
		Title:	Senior Vice President, General Counsel and Secretary

AKORN ENTERPRISES, INC.

	By:	/s/ Joseph Bonaccorsi
		Name:	Joseph Bonaccorsi
		Title:	Secretary